Exhibit 99.2

STATE OF MAINE
PUBLIC UTILITIES COMMISSION                                                                                                Docket No. 2011-283

November 22, 2011

AQUA MAINE, INC                                                                                                ORDER APPROVING
Petition for Approval of Reorganization                                                                                                           STIPULATION
Through Acquisition of Stock

WELCH, Chairman; VAFIADES and LITTELL, Commissioners

I.           SUMMARY

We approve a Stipulation filed on October 27, 2011 by Aqua Maine, Inc (the Company) between the Company, Connecticut Water Service, Inc. (CTWS) and the Office of the Public Advocate (OPA) which authorizes the acquisition of the Company by CTWS through purchase of the Company’s outstanding stock.  Additionally, we approve the consolidated Terms and Conditions Second Revision filed in this Docket on August 23, 2011.

II.           PROCEDURAL HISTORY

On August 23, 2011, the Company, pursuant to 35-A M.R.S.A. § 708, filed an application to reorganize through the acquisition of stock by CTWS pursuant to a July 16, 2011 Stock Purchase Agreement proposing the transfer be completed by January 1, 2012.  The Company’s stock is currently owned by Aqua America.  Pursuant to the Stock Purchase Agreement included in the Company’s filing, the entirety of the Company’s stock will be transferred to CTWS as a result of the transaction.  Additionally, the filing seeks approval of Terms and Conditions of Service, effective on the date of the completed transaction that reflect the change of the Company’s name to “The Maine Water Company.”

 The Commission issued a Notice of Proceeding on August 29, 2011. Petitions to intervene were filed by the OPA and CTWS.  These petitions to intervene were granted at a case conference held on September 21, 2011.  On August 30, 2011, Advisory Staff issued written data requests followed by data requests from the OPA on September 15, 2011.  A second set of data requests were issued by Staff on September 22, 2011. The Company filed its responses on October 6 and October 20, 2011.  A technical conference was held on October 13, 2011.  This technical conference resulted in sets of oral data requests, which the Company responded to on October 19, 2011.

On October 27, 2011, the Company filed with the Commission a Stipulation executed by the Company, CTWS, and the OPA.  On November 9, 2011, the Commission held a hearing on the Stipulation.

Order Approving Stipulation                                                              -- Docket No. 2011-283

III.           STIPULATION

The Stipulation contains the following provisions;

1.
The parties agree that the “reorganizations” that will occur upon the acquisition by CTWS of the stock of Aqua Maine are consistent with the interests of the utility’s ratepayers and investors and should be approved pursuant to 35-A M.R.S.A. § 708.

2.	The Company’s current Terms and Conditions and tariffs, but in the name of “The Maine Water Company,” which were filed with the Commission with the Petition, should be approved.

3.
Aqua Maine will be required to make a filing with the Commission within six months after either the Millinocket or East Millinocket mills reopen showing whether, as a result of the reopening of the mills, the Company is likely to earn revenues in excess of its approved revenue requirement.  The filing should provide enough information for the Commission to determine if a downward rate adjustment is necessary in the Millinocket Division.

4.	Aqua Maine agrees not to file an application for an increase in revenues or rates for any division during calendar year 2012.

5.
After the acquisition by CTWS, Aqua Maine will maintain each division as a separate ratemaking entity, and will continue to comply with all Commission orders applicable to the Company as a whole or to any division of the Company, including the calculation and application of the management-fee adjustment in rate filings.

6.	Aqua Maine will not seek, in any future rate proceeding, to recover any “acquisition adjustment” arising out of the transaction.

7.	Aqua Maine and CTWS will track separately both the transition and transaction costs related to the acquisition.

8.	Aqua Maine and CTWS will not seek recovery of transaction costs incurred related to the acquisition.

9.
Aqua Maine and CTWS will specifically outline in any rate proceeding occurring over the next three years costs that have been incurred as a direct result of the acquisition.  In those rate proceedings, the Commission will determine whether such “transaction” costs will be the responsibility of Aqua Maine stockholders and/or ratepayers, and will make that determination based on the CTWS and Aqua Maine representation in this proceeding that, as a result of the transaction, there will be no short term rate or service impacts on either set of water customers, and no long or short term adverse impact on rates or service as a result of the acquisition.

10.	Aqua Maine will amortize the curtailment liability for the pension and post retirement benefit plans in a manner consistent with actuarial rules.

11.
If, during a period of two years subsequent to the acquisition, CTWS requires additional employee(s) to implement the transition and/or provide existing services to Aqua Maine, then all costs associated with those additional employee(s) will be assumed by CTWS.

12.
If, during a period of two years subsequent to the acquisition, Aqua Maine requires either additional information technology equipment or software in an amount such that there would be no net savings resulting from the acquisition, then the excess costs associated with that additional equipment and software will be assumed by CTWS.

13.
Aqua Maine and CTWS agree that, if CTWS or Aqua Maine decide to perform surveys, for the first three years starting January 1, 2012, the net increase in costs chargeable to TMWC (Aqua Maine) ratepayers resulting from those surveys shall be no greater than $2,250 annually.1

IV.           STANDARD OF APPROVAL

The Company is seeking approval of a reorganization through the purchase of the Company’s stock under 35-A M.R.S.A. § 708.  Section 708 states that “[n]o reorganization may be approved by the Commission unless it is established by the applicant for approval that the reorganization is consistent with the interest of the utility’s ratepayers and investors.”  In past cases, the Commission has construed the “consistent with the interests” as a “no harm” standard in which the applicant must establish that the transaction will not adversely affect ratepayers and investors.  See, e.g., New England Telephone and Telegraph and NYNEX, Docket No. 96-388 at 7-8 (Feb. 6, 1997).

In addition, as we have now stated on numerous occasions, to approve a stipulation the Commission must find that:

1.	the parties joining the stipulation represent a sufficiently broad spectrum of interests that the Commission can be sure that there is no appearance or reality of disenfranchisement;

2.	the process that led to the stipulation was fair to all parties; and

3.	the stipulated result is reasonable and not contrary to legislative mandate.

See Central Maine Power Company, Proposed Increase in Rates, Docket No. 92-345(II), Detailed Opinion and Subsidiary Findings (Me. P.U.C. Jan. 10, 1995), and Maine Public Service Company, Proposed Increase in Rates (Rate Design), Docket No. 95-052, Order (Me. P.U.C. June 26, 1996).

We have also recognized that we have an obligation to ensure that the overall stipulated result is in the public interest.  See Northern Utilities, Inc., Proposed Environmental Response Cost Recovery, Docket No. 96-678, Order Approving Stipulation (Me. P.U.C. April 28, 1997).

1           A copy of the Stipulation is attached to this Order.

Order Approving Stipulation                                                              -- Docket No. 2011-283

V.       DISCUSSION AND DECISION

The Stipulation was entered into by the Company, CTWS, and the OPA.  In past cases, we have found that a stipulation between the utility and the OPA constitute a sufficiently broad spectrum of interests in that the OPA represents the interests of ratepayers and is therefore institutionally inclined to challenge assertions made by the utility.2  See Public Utilities Commission, Investigation of Stranded Cost Recovery, Transmission and Distribution Utility Revenue Requirements and Rate Design of Bangor Hydro-Electric Company (Phase II), Docket No. 99-185, Order Approving Stipulation at 3 (Aug. 11, 2000); Central Maine Power Co. Chapter 120 Information (Post ARP 2000) Transmission and Distribution Revenue Requirement and Rate Design and Request for ARP, Docket No. 2007-215, Order Approving Stipulation (July 1, 2008).  We, therefore, find that the parties joining the Stipulation represent a sufficiently broad spectrum of interests.

Based on the record before us, we find the proceeding was appropriately noticed and the process that led to the Stipulations was fair and open.  The process of discovery and the technical conference allowed all parties to gather information regarding the proposed transaction.  Accordingly, we conclude that the second criterion for approval has also been satisfied with respect to the Stipulation.

We conclude that the overall result of the Stipulation is reasonable, not contrary to legislative mandate and consistent with the public interest.  As stated above, to approve the proposed transaction pursuant to Section 708 through the adoption of the Stipulation, we must find that the proposed reorganization and stock transaction will not adversely affect ratepayers and investors, and is in the public interest.  Therefore, in considering the approval of the Stipulation, we must consider the potential benefits of the proposed transaction against possible harms to ratepayers, and determine whether, on balance, the proposed transaction, as conditioned by the provisions in the Stipulations, will not adversely affect ratepayers and will be in the public interest.

We find the proposed transaction will not result in immediate changes to either the service provided by the Company or the rates charged to customers.  Additionally, the record and the Stipulation reflect that CTWS has no pending plans to change the management systems or personnel of the Company.  Accordingly, we find that the rates and service of the Company’s customers will not be adversely affected by the proposed transaction.  Additionally, CTWS’s water operating subsidiary, Connecticut Water Company, was organized in 1956 and currently serves 89,400 customers in 55 towns within the state of Connecticut and is subject in that state to the regulation of the Connecticut Public Utilities Regulatory Authority.  Furthermore, CTWS’s service area comprises primarily of small to medium sized systems giving it a familiarity with systems comparable to those of the Company.  Accordingly, we find that CTWS has sufficient experience to operate the Company’s systems.  Finally, we believe that CTWC has sufficient access to capital markets to support our finding that no harm will result to customers as a result of any diminution of such access.

Additionally, there are provisions in the Stipulation that will serve to minimize or eliminate any risks from the proposed transaction.  These include:

•	a commitment not to file a rate case before January 1, 2013; and

•	a prohibition on the recovery from ratepayers of any acquisition premium or transaction costs;

Thus, the authorization of the proposed transaction through the approval of the Stipulation provisions allows us to conclude that the proposed transaction will not adversely affect ratepayers and is in the public interest.

Accordingly, we

O R D E R

1.	That the Stipulation filed on October 27, 2011, and attached to this Order, is hereby approved; and

2.	The Consolidated Terms and Conditions Second Revision filed in this Docket on August 23, 2011 are approved, effective upon date of the transaction.

Dated at Hallowell, Maine, this 22nd day of November, 2011.

BY ORDER OF THE COMMISSION

/s/ Karen Geraghty
Karen Geraghty
Administrative Director

COMMISSIONERS VOTING FOR:                                   Welch
Vafiades
Littell

2           The OPA is statutorily responsible for “represent[ing] the using and consuming public in matters within the jurisdiction of the Commission.”  35-A M.R.S.A. § 1702.

NOTICE OF RIGHTS TO REVIEW OR APPEAL

5 M.R.S.A. § 9061 requires the Public Utilities Commission to give each party to an adjudicatory proceeding written notice of the party's rights to review or appeal of its decision made at the conclusion of the adjudicatory proceeding.  The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

1.
Reconsideration of the Commission's Order may be requested under Section 1004 of the Commission's Rules of Practice and Procedure (65-407 C.M.R.110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought.

2.
Appeal of a final decision of the Commission may be taken to the Law Court by filing, within 21 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S.A. § 1320(1)-(4) and the Maine Rules of Appellate Procedure.

3.
Additional court review of constitutional issues or issues involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S.A. § 1320(5).

Note:
The attachment of this Notice to a document does not indicate the Commission's view that the particular document may be subject to review or appeal.  Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission's view that the document is not subject to review or appeal.